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                                                                     Exhibit 5.1
September 27, 2001



Zemex Corporation
BCE Place, 161 Bay Street
Suite 3750, Post Office Box 703
Toronto, ON M5J 2S1

Ladies and Gentlemen:

RE: SALE OF COMMON SHARES PURSUANT TO REGISTRATION STATEMENT ON FORM S-8 COVERING BOTH THE 1999 STOCK OPTION PLAN AND THE 1999 EMPLOYEE STOCK PURCHASE PLAN OF ZEMEX CORPORATION

I am Assistant Secretary to Zemex Corporation (the "Corporation") and have acted as counsel in connection with the registration by the Corporation of 398,457 Common Shares (the "Shares"), described in the Registration Statement on Form S-8 of the Corporation being filed with the Securities and Exchange Commission concurrently herewith. The Shares may be issued by the Corporation pursuant to the 1999 Stock Option Plan and the 1999 Employee Stock Purchase Plan (the "Plans") of Zemex Corporation. In such connection, I have examined certain corporate records and proceedings of the Corporation, including actions taken by the Corporation's Board of Directors in respect of the authorization and issuance of the Shares to meet the requirement of the Plans and such other matters, as I deemed appropriate.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be legally issued, fully paid and non-assessable shares in the capital stock of the Corporation.

I hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

Sincerely,


/s/ Lorna D. MacGillivray

Lorna D. MacGillivray

LDM/cn